EXHIBIT 4.9

THIS JOINT VENTURE AND INVESTMENT AGREEMENT (the “Agreement”) is made on and effective as of April ____2010, between ________________, a limited liability company organized and existing under the laws of the _____________ whose registered head office is located at ___________________________________________________ (hereinafter referred to as "GM"), and Island Breeze International a Cayman Islands Exempt Company, whose principal office is located at 211 Benigno Blvd., Suite 201, Bellmawr, New Jersey 08031 (hereinafter referred to as “IBI”) and Island Breeze International, Inc a Delaware Corporation (hereinafter referred to as “Island Breeze International Inc”).

WITNESSETH:
WHEREAS, the parties desires to purchase and operate the _______________________________ (the “Vessel”), a passenger cruise vessel that is currently operating as an overnight entertainment cruise-to-nowhere vessel in [Location];

WHEREAS, each party is willing to invest the time, money and skill to purchase the [Vessel];

WHEREAS, IBI shall cause to be formed a “Subsidiary” (as defined herein), organized outside of the United States currently expected to be the Cayman Islands, to purchase and operate the [Vessel];

WHEREAS, GM has agreed to invest, by way of an equity investment, the sum Six Hundred Thousand ($600,000) dollars in Island Breeze International, Inc. and further GM has agreed to lend to IBI and its to be formed subsidiary a total of fourteen million four hundred thousand ($14,400,000) dollars to purchase and operate the [Vessel], under the terms and conditions described in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

ARTICLE 1.
     DEFINITIONS

In this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings:

1.1           "Either Party" shall mean Island Breeze International or GM.

1.2           "Both Parties" shall jointly mean Island Breeze International and GM.

1.3           “Liability” shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

1.4           “Material Adverse Effect” means a material adverse effect on the business or assets.

1.5           “Materiality” – references to the term “material” shall mean Twenty Five Thousand United States Dollars (US$25,000) per item.

1.6           "Subsidiary" shall mean the IBI subsidiary company to be formed and incorporated pursuant to provisions of Article 2 hereof.  It is currently expect that Subsidiary will be formed in the Cayman Islands.

ARTICLE 2.
ESTABLISHMENT OF THE SUBSIDIARY

2.1         Formation of Subsidiary.  Island Breeze International, Inc. and IBI shall promptly upon receipt of funds from GM totaling Two Million Dollars ($2,000,000) in the form of: (i) a Six Hundred Thousand ($600,000) equity purchase of Island Breeze International, Inc. stock; and (ii) a One Million Four Hundred Thousand ($1,400,000) Dollar Convertible Note (as further described in Section 3.2), cause to be formed a subsidiary corporation organized in a non-United States Jurisdiction (the “Subsidiary”).

2.2         Articles of Incorporation. The Subsidiary’s Articles of Incorporation and by-laws shall be in conformity with the terms and conditions of this Agreement. If any discrepancy is found between this Agreement and the Subsidiaries Articles of Incorporation, the parties shall amend the Articles of Incorporation in accordance with this Agreement.

ARTICLE 3.
ISSUANCE AND SALE OF EQUITY AND NOTES

3.1           Purchase of Equity.  Upon execution of this Agreement GM agrees to purchase One Million Two Hundred Thousand (1,200,000) Class A Common Shares of Island Breeze International, Inc. for a price of Six Hundred Thousand ($600,000) Dollars.  In connection with the purchase, GM shall execute the Securities Purchase Agreement and Questionnaire attached hereto as Exhibit A.

3.2           Issuance and Sale of Notes.  Subject to the terms and conditions of this Agreement, upon execution of this Agreement, GM agrees to purchase and IBI agrees to issue and sell to GM, a One Million Four Hundred Thousand ($1,400,000) Dollar “Convertible Note” in the form attached hereto as Exhibit B (“Convertible Note A”).  The proceeds of Convertible Note A shall first be used for the costs and fees related to establishing Subsidiary and for lodging a deposit on [Vessel] ten (10) days after execution of a Memorandum of Agreement (“MOA”) to purchase the [Vessel] Subsidiary shall issue, a Convertible Note in the amount of Thirteen Million (US$13,000,000) Dollars in the form attached hereto as Exhibit C (“Convertible Note B”).  The proceeds of the Convertible Note shall be placed into a mutually agreeable interest bearing escrow account to be released in whole or in part upon the mutual agreement of Both Parties.  Notwithstanding the above requirement, the entire escrow amount shall be released no later than the day of closing to purchase the [Vessel].

Joint Venture and Investment Agreement

3.3            Convertible Note A.  Convertible Note A shall bear an interest rate of ten (10%) percent per annum.  The term shall be for a period of two (2) years.  Interest shall accrue for the first twelve (12) months of the loan term.  On or before the maturity date of Convertible Note A, GM may convert the principal amount of the Convertible Note A into shares representing Four and Two Tenths (4.2%) percent of the equity ownership of Subsidiary.

3.4           Convertible Note B.  Convertible Note B shall bear an interest rate of ten (10%) percent per annum.  The term shall be for a period of two (2) years.  Interest shall accrue for the first twelve (12) months of the loan term.  On or before the maturity date of Convertible Note B, GM may convert the principal amount of the Convertible Note B into shares representing a total of Thirty Nine (39%) percent of the equity ownership of Subsidiary.  Therefore, if the full principal amount of both Convertible Note A and Convertible Note B where converted into shares of Subsidiary then the Lender will own a total of 43.2% of Subsidiary (4.2% +39% = 43.2%)

ARTICLE 4.
SECURITY AND FEES

4.3	Security. Convertible Note A and Convertible Note B shall be secured by [the Vessel].

4.4
Lender Fees.  Island Breeze International as additional consideration for Convertible Note A and Convertible Note B shall pay to GM within ten (10) days after release of the escrowed funds described in Section 3.2 above, a fee of 600,000 shares of Island Breeze International, Inc Class A Common Stock.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF ISLAND BREEZE INTERNATIONAL INC. AND ISLAND BREEZE INTERNATIONAL

IBI and Island Breeze International, Inc. hereby represents and warrants to GM as follows:

5.1           Organization Authority; No Breach of Contract.

Joint Venture and Investment Agreement

(a) IBI is a corporation duly organized and in good standing under the laws of the Cayman Islands with full power and authority to conduct its business as now being conducted and to own and operate its assets, properties and business.  IBI has full authority under its Certificate of Incorporation and By-Laws to enter into this Agreement and to perform its obligations hereunder, and the purchase of Business Assets hereunder has been authorized by all requisite corporate action.

(b)           The IBI is qualified in all jurisdictions it is required to be qualified.

(c)           This Agreement and the transactions contemplated hereunder have been duly authorized, executed and delivered on behalf of IBI and constitute the legal, valid and binding obligations of IBI enforceable against IBI in accordance with its terms.  No approval or consent of any person is necessary or required in connection with the execution and delivery of this Agreement performance and consummation of the obligations by IBI.

(d)           To IBI’s knowledge, the execution and delivery of this Agreement and compliance with the terms and provisions hereof on the part of IBI:

(i)           will not conflict with or result in a breach of IBI’s Certificate of Incorporation, By-Laws, or any agreement or instrument to which IBI is a party or by which IBI may be bound, or constitute a default thereunder; and

(ii)           will not result in, or cause the imposition of, any breach, conflict, default, liens, claim, charge, encumbrance or title defect of any nature whatsoever upon, or give to others any interest or rights in, or with respect to, any of the properties, assets, contracts or business which such breach, conflict, default, lien, claim, or charge would have a Material Adverse Effect on IBI.

5.2           No Actions or Proceedings.  To IBI’s knowledge, there are no claims, actions or proceedings pending or threatened against IBI before any administrative or licensing authority which, in any manner, may affect the title to the Business Assets.

5.3           Valid Issuance of Notes, Warrant and Common Stock.  Convertible Note A and Convertible Note B will be duly and validly issued, and, based in part upon the representations of the GM and IBI in this Agreement, will be issued in compliance with all applicable securities laws.  IBI and Island Breeze International, Inc will cause the Class A Common Stock respectably, issuable upon conversion of the Notes to be duly and validly reserved for issuance and, upon issuance in accordance with the terms of the notes shall be duly and validly issued, fully paid and nonassessable.

5.4           No Untrue Statements or Omissions of Material Fact; Completeness of Disclosure.  None of the representations and warranties made by IBI herein or in any statement, exhibit, document or schedule furnished in connection herewith knowingly contains or will knowingly contain any untrue statement of a material fact, or knowingly omit to state a material fact necessary to make the statement made in light of the circumstances in which they were made not misleading.

Joint Venture and Investment Agreement

ARTICE 6
REPRESENTATIONS AND WARRANTIES OF GM

GM hereby represents and warrant to IBI as follows:

6.1           Organization Authority; No Breach of Contract.

(a)           GM is a corporation duly organized and in good standing under the laws of the State of Nevada with full power and authority to conduct its business as now being conducted and to own and operate its assets, properties and business.  GM has full authority under its Certificate of Incorporation and By-Laws and corporate action to enter into this Agreement and to perform its obligations hereunder.

(b)           This Agreement and the transactions contemplated hereunder have been duly authorized, executed and delivered on behalf of GM and constitute the legal, valid and binding obligations of GM enforceable against GM in accordance with its terms.  No approval or consent of any person is necessary or required in connection with the execution and delivery of this Agreement performance and consummation of the obligations by GM.

(c)           To GM’s knowledge, the execution and delivery of this Agreement and compliance with the terms and provisions hereof on the part of GM:

(i)           will not conflict with or result in a breach of GM’s Certificate of Incorporation, By-Laws, or any agreement or instrument to which GM is a party or by which GM may be bound, or constitute a default thereunder; and

(ii)           will not result in, or cause the imposition of, any breach, conflict, default, liens, claim, charge, encumbrance or title defect of any nature whatsoever upon, or give to others any interest or rights in, or with respect to, any of the properties, assets, contracts or business which such breach, conflict, default, lien, claim, or charge would have a Material Adverse Effect on GM’s business.

6.2           No Actions or Proceedings.  To GM’s knowledge, there are no claims, actions or proceedings pending or threatened against GM before any administrative or licensing authority which, in any manner, may affect ability to purchase Convertible Note A or Convertible Note B.

6.3           No Adverse Action.  To GM’s knowledge, there are no actions, suits, claims or other proceedings pending or injunctions or orders entered or pending to restrain or prohibit the consummation of the transactions contemplated hereby, and neither GM nor it representative has received notice that any such matter is threatened.

Joint Venture and Investment Agreement

6.4           Purchase Entirely for Own Account.  The Convertible Notes to be purchased by GM and the Common Stock issuable upon conversion of the Convertible Notes and the Common Stock issuable conversion (collectively, the “Securities”) will be acquired for investment for the GM’s own account and not with a view to the resale or distribution of any part thereof.

6.5           Accredited Investor.  The GM is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission (the “SEC”), as presently in effect.

6.6           Disclosure of Information.  The GM acknowledges that it has received all the information that it has requested relating to the IBI and the purchase of the Convertible Notes.  GM further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the purchase of Class A Common Stock and the offering of the Convertible Notes.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Sections 5 of this Agreement or the right of the GM to rely thereon.

6.7           Contrary Actions.  GM shall refrain from taking any action which would render any covenants, representations or warranties contained in this Agreement inaccurate in any material respect on or after the Closing Date.  GM will promptly notify IBI of any claims, proceedings or investigations against GM, which have an adverse effect on the Business Assets.

6.8           No Untrue Statements or Omissions of Material Fact; Completeness of Disclosure.  None of the representations and warranties made by GM herein or in any statement, exhibit, document or schedule furnished in connection herewith or the transaction contemplated hereby, knowingly contains or will knowingly contain any untrue statement of a material fact, or knowingly omit to state a material fact necessary to make the statement made in light of the circumstances in which they were made not misleading.

ARTICLE 7
INDEMNIFICATION

7.1           Indemnification of Buyer.  GM hereby agrees, to indemnify, defend and hold IBI and Subsidiary, harmless, and to reimburse IBI on demand, with respect to any and all claims, demands, losses, costs, expenses, obligations, Liabilities, damages, recoveries and deficiencies, including without limitation interest, penalties and reasonable attorneys fees (collectively for purposes of this Article.7 referred to as “Business Losses”), that any of them shall incur or suffer, and which arise, result from, or relate to any inaccuracy or breach of any representation, warranty or covenant of GM contained herein.

Joint Venture and Investment Agreement

7.2           Indemnification of Seller.  IBI and Subsidiary hereby agrees to indemnify and hold GM harmless against, and reimburse GM on demand for, any actual damage, loss, cost or expense (including reasonable attorneys’ fees) incurred by GM resulting from any breach by IBI of its representations, warranties or covenants contained in this Agreement.

7.3           Notice of Claims.  If any claim is made against a party hereto that, if sustained, would give rise to a right of indemnity under this Article 7, the party having the claim made against it (“Indemnitee”) shall give the other party (“Indemnitor”) written notice thereof (specifying the nature and amount of the claim and giving Indemnitor the right to contest the claim) within fifteen (15) days of becoming aware of such claim (“Notice of Claim”).

7.4           Right to Contest.

(a)           Indemnitee shall afford Indemnitor the opportunity, at Indemnitor’s own expense, to assume the defense or settlement of any such claim, with its own counsel.  In connection therewith, the Indemnitee shall cooperate fully to make available all pertinent information under its control and shall have the right to join in the defense, at its own expense, with its own counsel.  If Indemnitor does not elect to undertake the defense of a claim on the terms provided below, Indemnitee shall be entitled to undertake the defense or settlement of the claim at the expense of and for the account and risk of Indemnitor.

(b)           Indemnitor shall have the right to assume the entire defense of a claim hereunder provided that (i) Indemnitor gives written notice of such desire (the “Notice of Defense”) to Indemnitee within fifteen (15) days after Indemnitor’s receipt of the Notice of Claim; (ii) Indemnitor’s defense of such claim shall be without cost to Indemnitee or prejudice to Indemnitee’s rights under this Paragraph 12; (iii) counsel chosen by Indemnitor to defend such claim shall be reasonably acceptable to Indemnitee; (iv) Indemnitor shall bear all costs and expenses in connection with the defense and settlement of such claim; (v) Indemnitee shall have the right to receive periodic reports from Indemnitor and Indemnitor’s counsel; and (vi) Indemnitor will not, without Indemnitee’s written consent, settle or compromise any claim or consent to any entry of judgment which does not include the unconditional release by claimant or plaintiff of all liability with respect to the claim.

(c)           The Indemnified Party shall have no right to indemnification to the extent the Indemnified Party’s failure to give notice of any such claim by a third party to the Indemnifying Party as soon as reasonably practicable after a reasonable determination that such claim may reasonably be expected to give rise to indemnification hereunder prejudices the Indemnifying Party.

7.5           Attorneys Fees.  If an action, suit or other proceedings at law or in equity is brought to enforce the covenants contained in this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of party hereto, all expenses (including reasonable attorneys’ fees and expenses) of the prevailing party in such action, suit or other proceeding shall be paid by the defaulting party (“Legal Expenses”).

Joint Venture and Investment Agreement

ARTICLE 8
MISCELANEOUS

8.1.           Terms Generally; Certain Rules of Construction.  Definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references in this Agreement to Sections, and Schedules shall be deemed referenced to Sections of, and Schedules to, this Agreement except as otherwise provided.  Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.  Expressions, in any form, regarding the “knowledge of” the Seller with regard to any matter refer to the actual knowledge of members of the Seller; its agents or employees.

8.2           Expenses Incident to Transaction.  Each party shall pay its own expenses and costs relating to the negotiation, execution and performance of this Agreement.

8.3           Notices.  All notices, requests, demands and other communications to be given by either party to the other shall be in writing, and shall be deemed to have been duly given on the date of service if given personally on the party to whom notice is to be given, or on the date four (4) days after mailing if mailed to the party to whom notice is to be given, both by first class mail, and registered or certified mail, return receipt requested, postage prepaid and properly addressed as follows:

As to GM:

with a copy to:

INSERT

Joint Venture and Investment Agreement

As to IBI:
Island Breeze International
1001 North America Way, Suite 201
Miami, Florida 33132
Attn: Bradley T. Prader

with a copy to:

Joseph L. Cannella
Eaton & Van Winkle LLP
3 Park Avenue 16th Floor
New York, NY 10016

Either party may designate a different person or entity or place to or at which notices shall be given by delivering a written notice to that effect to the other party in accordance with this Paragraph 19.2.

8.4           Number, Gender, Construction.  Except where the context indicates otherwise, words in the singular number shall include the plural and words in the masculine gender shall include the feminine and/or neuter, and vice versa when they should so apply.  The failure to capitalize, or the erroneous capitalization, in any provision of this Agreement of any word or term shall not affect the definition.

8.5           Headings.  The headings used throughout this Agreement have been inserted for administrative convenience only and do not constitute matter to be construed in interpreting this Agreement.

8.6           Severability.  If any provision of this Agreement is declared illegal, unenforceable, ineffective, or void, it is agreed that such invalidity or unenforceability shall not affect any other provisions of this Agreement and the remaining covenants, restrictions and provisions thereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

8.7           Waiver.  Any waiver by any party, express or implied, of any breach of any term, covenant, or condition of this Agreement shall not be deemed a waiver of that term, covenant or condition, or any subsequent breach of the same.

8.8           Assignability.  This Agreement may not be assigned by Either Party without the other parties written consent.

Joint Venture and Investment Agreement

8.9           Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties with respect thereto.  No verbal or other statement, inducements, or representations have been made to or relied upon by the parties and no modification hereof shall be binding upon the parties unless in writing and signed by the parties or their personal representatives, heirs, successors or assigns.

8.10           Counterparts.  This Agreement or any addendum thereto may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.11           Applicable Law.  This Agreement shall be construed in accordance with and governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the internal laws of the State of New York.

8.12           Public Disclosure.  The parties shall consult with each other as to the form and substance of any press release or other public disclosure regarding the transactions provided for herein or contemplated hereby, and neither party shall make any public disclosure thereof prior to the closing of the [Vessel] without consent of the other (which shall not be unreasonably withheld), provided that nothing herein shall prohibit either party from making any public disclosure which it, upon the advice of legal counsel, deems reasonably necessary to comply with laws applicable to it.

8.13           Counting Days; Automatic Extension.  If any date or which a time period contained in this Agreement is scheduled to expire is a Saturday, Sunday or legal holiday, the subject date shall be extended to the next business day.  In the event that the date for performance of any duty or obligation, exercise or any right or option or giving of any notice shall occur upon a Saturday, Sunday or legal holiday, the due date for such performance, exercise or giving of notice shall be automatically extended to the next succeeding business day.

8.14           Drafts Not an Offer to Enter Into a Legally Binding Contract.  The submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract.  The parties shall be legally bound pursuant to the terms of this Agreement only if and when IBI and GM have fully executed and delivered to each other a counterpart of this Agreement.

Joint Venture and Investment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date above written.

WITNESS:

By:

WITNESS:	Island Breeze International

By:
Bradley T. Prader, President

WITNESS:
Island Breeze International, Inc

By:
Bradley T. Prader, President

Joint Venture and Investment Agreement

EXHIBIT A
SECURITIES PURCHASE AGREEMENT AND QUESTIONNAIRE

Please Refer To Exhibit 4.10 Filed With This Form 8K

Joint Venture and Investment Agreement

EXHIBIT B
CONVERTIBLE NOTE A

Joint Venture and Investment Agreement

CONVERTIBLE NOTE A (the “Note”)

April ___, 2010

Amount:  $1,400,000

FOR VALUE RECEIVED, the undersigned, ("Borrower") promises to pay to ____________, ("Lender"), with an address of _______________________________________, or at such place or places as Lender may designate, the principal sum of One Million Four Hundred Thousand ($1,400,000) Dollars, without defalcation or discount, for value received, with interest thereon at the rate set forth below, all in lawful money of the United States (collectively, the "Loan).

1.           Term.  The term of this Loan (the “Maturity Date” or the “Term”) shall be for twenty-four (24) months.

2.           Interest.  Interest will be charged and accrue on that part of outstanding principal which has not been paid at the rate of ten percent (10%) per annum (the “Rate”).  Interest will be charged beginning on the date Borrower receives all of the principal and will continue until the full amount of principal Borrower has received has been paid.

3.           Payments.  Payments shall be payable at _______________________________, or at such other place as the Lender may designate, in writing, and shall be repaid as follows:

Subject to the provisions contained in paragraph 4, the principal of the Loan shall be repaid at the end of twenty-four (24) months.  Interest shall accrue for the first twelve (12) months of the Loan.  On the _____ day of April 2011 the accrued interest of the Loan as of that date shall be payable.  Thereafter, accrued interest shall be payable in arrears every three (3) months.  The final payment of the outstanding principal and any interest which shall have accrued thereon shall be due and payable on the ______ day of April 2012.

4.           Conversion.

(a)  On or before the Maturity Date, upon written notice to the Borrower, the Lender may elect to convert the principal amount of the Loan into shares of a wholly owned ”Subsidiary” of Island Breeze International, as further defined in the Joint Venture and Investment Agreement.   Upon conversion of this Note into shares of Subsidiary, such shares shall represent four and two tenths (4.2%) percent equity ownership of Subsidiary.

(b)  In the event of the conversion of the principal amount of this Note under sub section (a) above, Lender shall return this Note to the Company, and thereafter, the Borrower shall cause to be issued and delivered to the Lender, the shares of Common Stock issuable upon conversion of the Note.

Joint Venture and Investment Agreement

5.           Late Charges.  Borrower shall pay to Lender a late charge of five percent (5%) of any payment not received by Lender within fifteen (15) calendar days after the payment is due.  The imposition or collection of this fee shall not however constitute a waiver of any default or demand by Lender.

6.           Events of Default.  At the option of Lender, upon the occurrence of any of the following events of default ("Events of Default"), the Borrower will be in default ("Default"):
(a)           Nonpayment of any amount due either under this Note.
(b)           The filing by Borrower or against Borrower of a petition in bankruptcy or insolvency or in reorganization or for the appointment of a receiver, custodian, liquidator, trustee, or other official covering Borrower or any of its assets, or a making by the Borrower of an assignment for the benefit of creditors, or the filing of a petition for an arrangement by the Borrower which is not withdrawn or continued, dismissed, cancelled, and/or terminated before the end of thirty (30) days' following commencement.
(c)           Failure to comply with or breach or default in any of the terms or conditions of the Joint Venture and Investment Agreement between the Borrower and the Lender (the “JV Agreement”) and failure to cure such breach within a reasonable time.

7.  Notice of Default.  Lender shall provide Borrower with a fifteen (15) day notice and a reasonable time period to cure following an Event of Default after the earlier of (i) notice to Borrower of the Default, or (ii) the date Borrower knows or should have known of the existence of such Default.

8.  Lender's Rights upon Default.  Upon an Event of Default, which is not cured pursuant to any notice or cure period provided herein, Lender may, at Lender's option declare Borrower to be in Default.  Upon declaration of Default, the entire unpaid principal balance and any outstanding accrued interest, fees and costs of this Note shall be immediately due and payable by Borrower ("Acceleration").  Payment of the foregoing may be enforced and recovered at any time by one or more remedies provided to Lender in this Note, and Lender may, at its option, thereafter exercise any rights it has against the Collateral for this Note.
Lender may exercise this option to accelerate during any Default regardless of any prior forbearance.  If the Lender has required Borrower to pay immediately in full as described above, the Lender will have the right to be reimbursed by Borrower for all reasonable costs and expenses incurred by Lender to the extent not prohibited by applicable law.  Those expenses may include, for example, reasonable attorneys' fees.
The terms and conditions of the Joint Venture and Investment Agreement are incorporated by reference into this Note.  This Note shall be governed by and construed in accordance with the laws of the State of New York.

Joint Venture and Investment Agreement

9.  Borrower's Waivers.  Presentment, demand of payment, notice of nonpayment, dishonor or acceleration, protest or notice of protest, and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note are hereby waived by all makers, sureties, and endorsers, and shall be binding upon them and their successors and assigns.  Any failure by Lender to insist upon strict performance by Borrower of any of the terms and provisions of the Note shall not be deemed a waiver of any of the terms or provisions thereof, and the Lender shall have the right thereafter to insist upon strict performance by the Borrower of any and/or all of them.  Any failure or delay of Lender to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any other time or times.  The waiver by Lender of a breach or default of any provisions of this Note shall not operate or be construed as a waiver of any subsequent breach or default thereof.  Borrower agrees to reimburse Lender for all reasonable expenses, including reasonable attorneys' fees, incurred by Lender to enforce the provisions of this Note, protect and preserve Lender's rights and collect Borrower's obligations hereunder.

10.  Interest Determination.  If, at any time, the rate of interest hereunder shall be deemed by any competent court of law, governmental agency, or tribunal to exceed the maximum rate of interest permitted by the laws of any applicable jurisdiction or the rulers or regulations of any appropriate regulatory authority or agency, then, during such time as such rate of interest would be deemed excessive, that portion of each interest payment attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.

11.  Notices.  Any notice to Borrower provided for in this Note shall be given by mailing such notice by certified mail addressed to Borrower at the address listed below, or to such other address as Borrower may designate by notice to the Lender.  Any notice to the Lender shall be given by overnight delivery service or mailing such notice by certified mail, return receipt requested, to the Lender at the address stated in the first paragraph of this Note or to such other address as may have been designated by notice to Borrower.

12.  Construction.  The words "Borrower" and "Lender" include the singular and plural, individual or corporation or company, and the respective heirs, executors, administrators, successors and assigns of the Borrower or Lender, as the case may be.  The use of any gender applies to all genders.  If more than one party is named as a Borrower, the obligation hereunder of each such party is joint and several.  Any terms not defined herein shall have the meaning prescribed in the Joint Venture and Investment Agreement.

14.   Collateral.    Upon the purchase of the [Vessel, as defined in the JV Agreement], the borrower shall record a lien [on the Vessel] in the amount of outstanding note.  Borrower shall cooperate with Lender in all respects regarding the recording of such lien.  Lender shall cooperate with Borrower in all respects regarding the removal of the lien upon payment all amount due to Lender; or the conversion of all amounts due Lender under the terms of paragraph 4.  Borrower may further encumber the collateral.  The lien of Lender will be fully released and discharged upon the earlier of: the amounts due under this Note are paid in full; or (ii) this Note is exchanged for equity under the terms of this Note and the related Joint Venture and Investment Agreement.

Joint Venture and Investment Agreement

Witness:	BORROWER:
ISLAND BREEZE INTERNATIONAL
1001 North America Way, Suite 201
Miami, Florida, 33132

_______________________	By:__________________________
Bradley T. Prader, President

Joint Venture and Investment Agreement

EXHIBIT C
CONVERTIBLE NOTE B

Joint Venture and Investment Agreement

CONVERTIBLE NOTE B (the “Note”)

April ___, 2010

Amount:  $13,000,000

FOR VALUE RECEIVED, the undersigned, ("Borrower") promises to pay to __________, ("Lender"), with an address of _________________________________________, or at such place or places as Lender may designate, the principal sum of Thirteen Million ($13,000,000) Dollars, without defalcation or discount, for value received, with interest thereon at the rate set forth below, all in lawful money of the United States (collectively, the "Loan).

1.           Term.  The term of this Loan (the “Maturity Date” or the “Term”) shall be for twenty-four (24) months.

2.           Interest.  Interest will be charged and accrue on that part of outstanding principal which has not been paid at the rate of ten percent (10%) per annum (the “Rate”).  Interest will be charged beginning on the date Borrower receives all of the principal and will continue until the full amount of principal Borrower has received has been paid.

3.           Payments.  Payments shall be payable at _______________________________, or at such other place as the Lender may designate, in writing, and shall be repaid as follows:

Subject to the provisions contained in paragraph 4, the principal of the Loan shall be repaid at the end of twenty-four (24) months.  Interest shall accrue for the first twelve (12) months of the Loan.  On the _____ day of April 2011 the accrued interest of the Loan as of that date shall be payable.  Thereafter, accrued interest shall be payable in arrears every three (3) months.  The final payment of the outstanding principal and any interest which shall have accrued thereon shall be due and payable on the ______ day of April 2012.

4.           Conversion.

(a)  On or before the Maturity Date, upon written notice to the Borrower, the Lender may elect to convert the principal amount of the Loan into shares of a wholly owned ”Subsidiary” of Island Breeze International, as further defined in the Joint Venture and Investment Agreement.   Upon conversion of this Note into shares of Subsidiary, such shares shall represent thirty-nine percent (39%) equity ownership of Subsidiary.

(b)  In the event of the conversion of the principal amount of this Note under sub-section (a) above, Lender shall return this Note to the Company, and thereafter, the Borrower shall cause to be issued and delivered to the Lender, the shares of Common Stock issuable upon conversion of the Note.

Joint Venture and Investment Agreement

5.           Late Charges.  Borrower shall pay to Lender a late charge of five percent (5%) of any payment not received by Lender within fifteen (15) calendar days after the payment is due.  The imposition or collection of this fee shall not however constitute a waiver of any default or demand by Lender.

6.           Events of Default.  At the option of Lender, upon the occurrence of any of the following events of default ("Events of Default"), the Borrower will be in default ("Default"):
(a)           Nonpayment of any amount due either under this Note.
(b)           The filing by Borrower or against Borrower of a petition in bankruptcy or insolvency or in reorganization or for the appointment of a receiver, custodian, liquidator, trustee, or other official covering Borrower or any of its assets, or a making by the Borrower of an assignment for the benefit of creditors, or the filing of a petition for an arrangement by the Borrower which is not withdrawn or continued, dismissed, cancelled, and/or terminated before the end of thirty (30) days' following commencement.
(c)           Failure to comply with or breach or default in any of the terms or conditions of the Joint Venture and Investment Agreement between the Borrower and the Lender (the “JV Agreement”) and failure to cure such breach within a reasonable time.

7.  Notice of Default.  Lender shall provide Borrower with a fifteen (15) day notice and a reasonable time period to cure following an Event of Default after the earlier of (i) notice to Borrower of the Default, or (ii) the date Borrower knows or should have known of the existence of such Default.

8.  Lender's Rights upon Default.  Upon an Event of Default, which is not cured pursuant to any notice or cure period provided herein, Lender may, at Lender's option declare Borrower to be in Default.  Upon declaration of Default, the entire unpaid principal balance and any outstanding accrued interest, fees and costs of this Note shall be immediately due and payable by Borrower ("Acceleration").  Payment of the foregoing may be enforced and recovered at any time by one or more remedies provided to Lender in this Note, and Lender may, at its option, thereafter exercise any rights it has against the Collateral for this Note.
Lender may exercise this option to accelerate during any Default regardless of any prior forbearance.  If the Lender has required Borrower to pay immediately in full as described above, the Lender will have the right to be reimbursed by Borrower for all reasonable costs and expenses incurred by Lender to the extent not prohibited by applicable law.  Those expenses may include, for example, reasonable attorneys' fees.
The terms and conditions of the Joint Venture and Investment Agreement are incorporated by reference into this Note.  This Note shall be governed by and construed in accordance with the laws of the State of New York.

Joint Venture and Investment Agreement

9.  Borrower's Waivers.  Presentment, demand of payment, notice of nonpayment, dishonor or acceleration, protest or notice of protest, and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note are hereby waived by all makers, sureties, and endorsers, and shall be binding upon them and their successors and assigns.  Any failure by Lender to insist upon strict performance by Borrower of any of the terms and provisions of the Note shall not be deemed a waiver of any of the terms or provisions thereof, and the Lender shall have the right thereafter to insist upon strict performance by the Borrower of any and/or all of them.  Any failure or delay of Lender to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any other time or times.  The waiver by Lender of a breach or default of any provisions of this Note shall not operate or be construed as a waiver of any subsequent breach or default thereof.  Borrower agrees to reimburse Lender for all reasonable expenses, including reasonable attorneys' fees, incurred by Lender to enforce the provisions of this Note, protect and preserve Lender's rights and collect Borrower's obligations hereunder.

10.  Interest Determination.  If, at any time, the rate of interest hereunder shall be deemed by any competent court of law, governmental agency, or tribunal to exceed the maximum rate of interest permitted by the laws of any applicable jurisdiction or the rulers or regulations of any appropriate regulatory authority or agency, then, during such time as such rate of interest would be deemed excessive, that portion of each interest payment attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.

11.  Notices.  Any notice to Borrower provided for in this Note shall be given by mailing such notice by certified mail addressed to Borrower at the address listed below, or to such other address as Borrower may designate by notice to the Lender.  Any notice to the Lender shall be given by overnight delivery service or mailing such notice by certified mail, return receipt requested, to the Lender at the address stated in the first paragraph of this Note or to such other address as may have been designated by notice to Borrower.

12.  Construction.  The words "Borrower" and "Lender" include the singular and plural, individual or corporation or company, and the respective heirs, executors, administrators, successors and assigns of the Borrower or Lender, as the case may be.  The use of any gender applies to all genders.  If more than one party is named as a Borrower, the obligation hereunder of each such party is joint and several.  Any terms not defined herein shall have the meaning prescribed in the Joint Venture and Investment Agreement.

14.           Collateral.  Upon the purchase of the [Vessel, as defined in the JV Agreement], the borrower shall record a lien [on the Vessel] in the amount of outstanding note.  Borrower shall cooperate with Lender in all respects regarding the recording of such lien.  Lender shall cooperate with Borrower in all respects regarding the removal of the lien upon payment all amount due to Lender; or the conversion of all amounts due Lender under the terms of paragraph

Joint Venture and Investment Agreement

4.  Borrower may further encumber the collateral.  The lien of Lender will be fully released and discharged upon the earlier of: the amounts due under this Note are paid in full; or (ii) this Note is exchanged for equity under the terms of this Note and the related Joint Venture and Investment Agreement.

Witness:	BORROWER:
ISLAND BREEZE INTERNATIONAL
1001 North America Way, Suite 201
Miami, Florida, 33132

_______________________	By:__________________________
Bradley T. Prader, President

Joint Venture and Investment Agreement